Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 14, 2010

PRICING SUPPLEMENT NO. 2010-MTNDD572 DATED    , 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Contingent Coupon Mandatorily Callable Notes

Linked to the American Depositary Receipts of Petróleo Brasileiro S.A. — Petrobras

Due June 23, 2011

$10.00 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

■	The notes will mature on June 23, 2011 (maturity date), unless called earlier by us.
■

The return on the notes is linked to the closing price of the American Depositary Receipts of Petróleo Brasileiro S.A. — Petrobras (the Petrobras ADRs) on September 24, 2010, December 27, 2010, March 24, 2011 (each, a quarterly valuation date) and June 16, 2011 (the final valuation date), provided that we may call the notes on any quarterly valuation date as described below.

■	On each quarterly valuation date:
■

if the closing price of the Petrobras ADRs is greater than or equal to $            , the closing price of the Petrobras ADRs on the date on which the notes are priced for initial sale to the public (such price, the initial ADR price, and such date, the pricing date) we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the fifth business day following the respective quarterly valuation date (the quarterly payment date);

■

if the closing price of the Petrobras ADRs is less than the initial ADR price AND greater than or equal to $             (the downside threshold price, which is equal to 70% of the initial ADR price), the notes will remain outstanding and you will receive a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the quarterly payment date; or

■	if the closing price of the Petrobras ADRs is less than the downside threshold price, the notes will remain outstanding, and you will receive no coupon payment.
■	If we do not call the notes, you will receive on the maturity date for each note either:
■

cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date), if the closing price of the Petrobras ADRs on the final valuation date (the ending ADR price) is greater than or equal to the downside threshold price, provided that you will not receive any other contingent quarterly coupon payment on the maturity date. Thus, even if the ending ADR price is greater than the initial ADR price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the notes; or

■

a fixed number of the Petrobras ADRs equal to the ADR ratio, which is equal to $10 divided by the initial ADR price (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price), if the ending ADR price is less than the downside threshold price. In this case, for each $10 note you hold on the maturity date you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more on the stated principal amount of the notes (except in limited circumstances, where on the maturity date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the final valuation date to the maturity date).

■

The notes are not principal-protected. On the maturity date you could receive the Petrobras ADRs with a value less than your initial investment in the notes (or, if you elect, the cash value of those ADRs in an amount less than $10 per note).

■	The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-6.

The notes represent obligations of Citigroup Funding Inc. only. Petróleo Brasileiro S.A.—Petrobras is not involved in any way in the offering and has no obligations relating to the notes or to the holders of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price(1)	$10.0000	$
Underwriting Fee(1)	$0.2000	$
Proceeds to Citigroup Funding Inc.	$9.8000	$

(1)	The actual public offering price and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.9250 per note. You should refer to “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.2000 for each note sold in this offering. From this underwriting fee, Citigroup Global Markets will pay selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.2000 for each note they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.2000 for each note they sell. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.2000 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets expects to deliver the notes to purchasers on or about June    , 2010 (three business days after the pricing date).

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Contingent Coupon Mandatorily Callable Notes Linked to the American Depositary Receipts of Petróleo Brasileiro S.A. — Petrobras Due June 23, 2011 (the notes) are callable equity-linked investments that offer a potential return linked to the Petrobras ADRs. The notes have a maturity of approximately one year.

The return on the notes is linked to the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date, provided that we may call the notes on any quarterly valuation date. If the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price, we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the quarterly payment date. If the closing price of the Petrobras ADRs on any quarterly valuation date is less than the initial ADR price and greater than or equal to the downside threshold price, the notes will remain outstanding and you will receive a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the quarterly payment date. If the closing price of the Petrobras ADRs on any quarterly valuation date is less than the downside threshold price, the notes will remain outstanding and you will receive no quarterly coupon payment.

If we do not call the notes and the ending ADR price is greater than or equal to the downside threshold price, you will receive on the maturity date for each note cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, provided that you will not receive any other contingent quarterly coupon payment on the maturity date. Thus, even if the ending ADR price is greater than the initial ADR price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the notes. If we do not call the notes and the ending ADR price is less than the downside threshold price, you will receive on the maturity date a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price). In this case, for each $10 note you hold on the maturity date, you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more on the stated principal amount of the notes (except in limited circumstances, where on the maturity date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the final valuation date to the maturity date). You will not receive dividends or other distributions, if any, paid on the Petrobras ADRs.

The notes mature on June 23, 2011, are mandatorily callable by us on any quarterly valuation date and do not provide for earlier redemption by you. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the maturity date is not guaranteed. All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a stated principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, or DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

The quarterly coupon payable on the notes is contingent upon the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date, may be zero and will be fixed in the amount of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, composed of approximately 8% interest and approximately 92% option premium (to be determined on the pricing date). In particular, you will receive the contingent quarterly coupon if the closing price of the Petrobras ADRs on any quarterly valuation date and on the final valuation date is greater than or equal to the downside threshold price. The contingent quarterly coupon, if any, will be payable on the quarterly payment date and on the maturity date to the persons in whose names the notes are registered at the close of business on the business day preceding the quarterly payment date and the maturity date.

What Will I Receive if Citigroup Funding Calls the Notes?

We will call the notes, in whole and not in part, if the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price. If we call the notes, you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note on the quarterly payment date.

What Will I Receive on the Maturity Date of the Notes?

If we do not call the notes, you will receive on the maturity date for each note either:

•

cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, if the ending ADR price is greater than or equal to the downside threshold price, provided that you will not receive any other contingent quarterly coupon payment on the maturity date. Thus, even if the ending ADR price is greater than the initial ADR price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the notes; or

•

a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price), if the ending ADR price is less than the downside threshold price (any fractional share, if applicable, will be paid in cash). In this case, for each $10 note you hold on the maturity date, you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more on the stated principal amount of the notes (except in limited circumstances, where on the maturity date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the final valuation date to the maturity date).

If applicable, you may elect to receive from Citigroup Funding the cash value of the Petrobras ADRs you would otherwise receive on the maturity date by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of the Petrobras ADRs equal to the ADR ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you the Petrobras ADRs based on the ending ADR price. If you do not wish to receive the Petrobras ADRs on the maturity date under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the closing price of Petrobras ADRs on any trading day prior to your election has not been less than the downside threshold price. If you elect to receive the cash value of the Petrobras ADRs equal to the ADR ratio you would otherwise be entitled to on the maturity date, the amount of cash you receive on the maturity date will be determined based on the ending ADR price and will be an amount less than $10 per notes. This amount will not change from the amount fixed on the final valuation date, even if the closing price of Petrobras ADRs changes from the final valuation date to the maturity date. Conversely, if you do not make a cash election and instead receive a number of the Petrobras ADRs on the maturity date equal to the ADR ratio, the value of those ADRs on the maturity date will be different from the value of those ADRs on the final valuation date if the closing price of Petrobras ADRs changes from the final valuation date to the maturity date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the notes, and the stock delivery agent will then be obligated to purchase the Petrobras ADRs for you based on the ending ADR price. Citigroup Global Markets has agreed to act as stock delivery agent for the notes.

The initial ADR price will equal the closing price of the Petrobras ADRs on the pricing date.

The ADR ratio will equal $10 divided by the initial ADR price.

Where Can I Find Examples of Hypothetical Amounts Payable at Call or on the Maturity Date?

For graphs setting forth hypothetical amounts you could receive upon a call of the notes or on the maturity date, see “Description of the Notes — Amounts Payable at Call or the Maturity Date — Hypothetical Examples” in this pricing supplement.

What Are the Petrobras ADRs?

The “Petrobras ADRs” refers to the American Depositary Receipts of Petróleo Brasileiro S.A., each of which represents two common shares of Petrobras and is evidenced by one Petrobras ADR. Each Petrobras ADR has been deposited and is held, on behalf of the holders of Petrobras ADRs, by the custodian for the depositary, and/or such other firm or corporation as the depositary may appoint. While the market for the common shares of Petrobras is on the São Paulo Stock Exchange in Brazil and while trading in that market is based on the Brazilian real, the Petrobras ADRs trade in U.S. dollars on the New York Stock Exchange under the symbol “PBR.”

How Have Petrobras ADRs Performed Historically?

We have provided a graph showing the daily closing price of the Petrobras ADRs, as reported on the New York Stock Exchange from January 3, 2005 to June 11, 2010 and a table showing the high, low and closing prices for the Petrobras ADRs for each quarter since the first quarter of 2005. You can find this graph and table in the section “Historical Data on Petrobras ADRs” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the Petrobras ADRs in recent years. However, past performance is not indicative of how the Petrobras ADRs will perform in the future. You should also refer to the section “Risk Factors Relating to the notes — The Historical Performance of Petrobras ADRs Is Not an Indication of the Future Performance of Petrobras ADRs” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a note as a grant by you of a put option to Citigroup Funding to sell to you, on the maturity date, Petrobras ADRs under the terms of the note. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. The summary below assumes such treatment, except otherwise stated. You generally will be required to include the interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You generally will not be required to include any option premium component you receive in income until sale or other taxable disposition of the notes or retirement of the notes for cash, including the mandatory redemption. If you hold the notes until they mature and you receive cash on the maturity date, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received on the maturity date and the entire option premium (but not including any interest payment) previously received, and (y) your purchase price for the notes. If the notes are retired for Petrobras ADRs, you will not be subject to tax on the receipt of the Petrobras ADRs and the option premium payments, and your tax basis in the Petrobras ADRs generally will equal the initial purchase price of your notes less the amount of the premium payments previously received. If the notes are redeemed for cash pursuant to the mandatory redemption, you will include the interest component of the coupon as described above and will recognize a short-term capital gain equal to the entire amount of the option premium previously received. If you sell your notes for cash prior to the maturity date, you generally will have a short-term capital gain or loss equal to the difference between (x) the cash you receive on the disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) plus the option premium previously received, if any, and (y) your adjusted tax basis in the notes. Due to the absence of authority as to the proper characterization of the notes, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the notes could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis in an amount that could include the entire coupon on the notes. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

In the case of a holder of notes that is not a U.S. person, payments made with respect to the notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the maturity date, sale, the mandatory redemption, or other disposition of the notes (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest”. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. As calculation agent, Citigroup Global Markets will make determinations with respect to the notes. You should refer to “Risk Factors — The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in Petrobras ADRs or in instruments, such as options, swaps or futures, linked to Petrobras ADRs. This hedging activity on or prior to the pricing date could affect the price of the Petrobras ADRs and, accordingly, could increase the initial ADR price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the Petrobras ADRs absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the Petrobras ADRs on any quarterly valuation date and, therefore, whether or not we will call the notes or you will receive the contingent quarterly coupon payment. Furthermore, if do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending ADR price and, therefore, whether you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws including individual retirement accounts, (which we call “Plans”), will be permitted to purchase or hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that, unless the notes are called by us, the amount you receive on the maturity date will be linked to the ending ADR price, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of the Petrobras ADRs and other events that are difficult to predict and beyond our control.

RISK FACTORS RELATING TO THE NOTES

Your Investment in the Notes May Result in a Substantial Loss of Principal

Your payment on the maturity date will be a fixed number of the Petrobras ADRs equal to the ADR ratio (or if you exercise your cash election right, the cash value of those ADRs based on the ending ADR price) if the ending ADR price is less than the downside threshold price. In this case, for each $10 note you hold on the maturity date, you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more of the stated principal amount of the notes (except in limited circumstances, where on the maturity date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the final valuation date to the maturity date).

You Could Receive No Interest on the Notes

The notes provide for the payment of quarterly coupon that is contingent upon the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date. You will receive no payment of quarterly coupon during the term of the notes if the closing price of the Petrobras ADRs is less than the downside threshold price on each quarterly valuation date and the final valuation date.

The Notes May Be Mandatorily Called, Which Limits the Potential Return on the Notes

We will call the notes, in whole and not in part, if the closing price of the Petrobras ADRs on any quarterly valuation date is greater than or equal to the initial ADR price. In the event that we call the notes, you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note. In this case, you will not have the opportunity to continue to be paid contingent quarterly coupon to the original maturity date of the notes.

You Will Not Participate in Any Appreciation of the Petrobras ADRs

Even if the ending ADR price is greater than the initial ADR price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the notes and the return on the notes will be limited to the contingent quarterly coupon, if any. Therefore, the return on the notes may be less than the return on a similar security that allows you to participate in the appreciation of the price of the Petrobras ADRs, or on a direct investment in the Petrobras ADRs, if the price of the Petrobras ADRs on the maturity date (or on the final valuation date if you elect to receive the cash value of the ADR ratio) is significantly greater than the initial ADR price.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The quarterly coupon payable on the notes is contingent upon the closing price of the Petrobras ADRs on each quarterly valuation date and the final valuation date and may be zero. Additionally, on the maturity date you might receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than the stated principal amount of your investment in the notes and you will note participate in any appreciation in the price of the Petrobras ADRs. As a result, if we do not call the notes, the effective yield on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

We May Engage in Business with or Involving Petrobras without regard to Your Interests

We or our affiliates may presently or from time to time engage in business with Petrobras without regard to your interests, including extending loans to, or making equity investments in, Petrobras or providing advisory services to Petrobras, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Petrobras. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Corporate Event that Could Affect the Petrobras ADRs

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of Petrobras that modify its capital structure and a number of other transactions involving Petrobras, as well as for the liquidation, dissolution or winding up of Petrobras. You should refer to the section “Description of the Notes — Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the Petrobras ADRs, such as offerings of common stock for cash or in connection with acquisitions. Because of the relationship of the amount you receive on the maturity date to the price of the Petrobras ADRs, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

The Notes Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the price of the Petrobras ADRs and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Price of the Petrobras ADRs.    We expect that the market value of the notes will depend substantially on the amount, if any, by which the price of the Petrobras ADRs changes from the initial ADR price. However, changes in the price of the Petrobras ADRs may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the price of the Petrobras ADRs exceeds the initial ADR price, you may receive substantially less than the amount that would be payable on the maturity date or upon a call based on that price because of expectations that the price of the Petrobras ADRs will continue to fluctuate between that time and the time when the amount you will receive on the maturity date or upon a call is determined. In addition, significant increases in the value of the Petrobras ADRs are not likely to be reflected in the trading price of the notes because we will call the notes on any quarterly valuation date for cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the pricing date) per note, if the closing price of the Petrobras ADRs on any such date is greater than or equal to the initial ADR price. If you choose to sell your notes when the price of the Petrobras ADRs is below the initial ADR price, you may receive less than the amount you originally invested.

The price of the Petrobras ADRs will be influenced by Petrobras’ results of operations and by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the market segment of which Petrobras is a part. Citigroup Funding’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the Petrobras ADRs.

Volatility of Petrobras ADRs.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the Petrobras ADRs changes during the term of the notes, the market value of the notes may decrease.

Mandatory Call Feature.    The possibility that the notes may be called at any of the quarterly valuation dates every three months is likely to limit their value. If the notes did not include a mandatory call feature, we expect their value would be significantly different.

Events Involving Petrobras.    General economic conditions and earnings results of Petrobras and real or anticipated changes in those conditions or results, as well as events in Brazil, may affect the value of the Petrobras ADRs and the market value of the notes. In addition, if the dividend yield on the Petrobras ADRs increases, we expect that the value of the notes may decrease because the value of any ADRs or cash you will receive on the maturity date will not reflect the value of such dividend payments.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount.    As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the Petrobras ADRs the longer the time remaining to the maturity date. A “time premium” or “discount” results from expectations concerning the price of the Petrobras ADRs during the period prior to the maturity date of the notes. However, as the time remaining to the maturity date decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities.    Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in Petrobras ADRs or in one or more instruments, such as options, swaps or futures, based upon the Petrobras ADRs or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on or prior to the pricing date could affect the price of the Petrobras ADRs and, accordingly, could increase the initial ADR price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the Petrobras ADRs absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the Petrobras ADRs on any quarterly valuation date and, therefore, whether or not we will call the notes or you will receive the contingent quarterly coupon payment. Furthermore, if do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending ADR price and, therefore, whether you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the ending ADR price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines.

Fees and Projected Hedging Profits.    The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition, and Results of Citigroup Funding and Citigroup Inc.     Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Petrobras ADRs Is Not an Indication of the Future Performance of Petrobras ADRs

The historical performance of the Petrobras ADRs, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Petrobras ADRs during the term of the notes. Changes in the price of the Petrobras ADRs will affect the value of the notes, but it is impossible to predict whether the price of the Petrobras ADRs will rise or fall.

The Volatility of the Price of the Petrobras ADRs May Result in Delivery of Petrobras ADRs on the Maturity Date

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the Petrobras ADRs. Because the amount of your return on the notes on the maturity date depends upon the closing price of the Petrobras ADRs on the maturity date (or on the final valuation date if you elect to receive the cash value of the ADR ratio), the volatility of the price of the Petrobras ADRs may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero. Although the past level of price volatility is not indicative of future price volatility, see “Information About Petrobras ADRs —Historical Information” in this pricing supplement for more information on the historical prices of Petrobras ADRs.

You Will Have No Rights Against Petrobras Unless and Until You Receive Any Petrobras ADRs on the Maturity Date

You will have no rights against Petrobras unless and until you receive the Petrobras ADRs on the maturity date, even though the market value of the Notes is expected to depend primarily on the price of the Petrobras ADRs. Petrobras is not in any way involved in this offering and has no obligations relating to the notes or to holders of the notes. In addition, you will have no voting rights or rights to receive dividends or other distributions or other rights with respect to the Petrobras ADRs unless and until you receive the Petrobras ADRs on the maturity date, if applicable.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to the maturity date.

The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations with respect to the Notes

As calculation agent, Citigroup Global Markets will determine the initial ADR price, the closing price of the Petrobras ADRs on each quarterly valuation date and on the final valuation date, whether a market disruption event has occurred, the appropriate payment you receive if we call the notes, the appropriate payment on the maturity date (including, if you elect to receive the cash value of the Petrobras ADRs on the maturity date, such cash value), and any adjustments to the ADR ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the ADR ratio, may adversely affect the payment to you on the notes on the maturity date.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon the Petrobras ADRs. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding Petrobras ADRs or other matters that may influence the price of Petrobras ADRs and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

The United States Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the notes may affect the U.S. tax consequences of an investment in the notes, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the notes on a current basis as ordinary income or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

RISK FACTORS RELATING TO THE PETROBRAS ADRs

The Value of Petrobras ADRs May Not Completely Track the Value of the Common Shares of Petrobras

Although the trading characteristics and valuations of the Petrobras ADRs will usually mirror the characteristics and valuations of the underlying common shares of Petrobras, the value of the Petrobras ADRs may not completely track the value of the underlying common shares of Petrobras. Active trading volume and efficient pricing on the São Paulo Stock Exchange for the underlying common shares of Petrobras will usually, but not necessarily, indicate similar characteristics in respect of the Petrobras ADRs. Because of the size of the offering of the Petrobras ADRs outside Brazil and/or other factors that have limited or increased the float of certain American Depositary Receipts, the liquidity of the Petrobras ADRs may be less than or greater than that of the underlying common shares of Petrobras. In addition, the terms and conditions of depositary facilities may result in less liquidity or lower market value of the Petrobras ADRs than for the underlying common shares of Petrobras. Since holders of the Petrobras ADRs may surrender the Petrobras ADRs in order to take delivery of and trade the underlying common shares of Petrobras, a characteristic that allows investors in the Petrobras ADRs to take advantage of price differentials between different markets, a market for the underlying common shares of Petrobras that is not liquid will generally result in an illiquid market for the Petrobras ADRs.

The price of the Petrobras ADRs is quoted in U.S. dollars. Thus, the prices of the Petrobras ADRs will be expressed in U.S. dollars and the maturity payment on the notes will be made in U.S. dollars. However, you should be aware that a depreciation of the value of the Brazilian real, the currency in which the underlying common shares of Petrobras are traded, versus the U.S. dollar may reduce the trading price of the Petrobras ADRs (and thus the trading price of and the maturity payment on the notes).

The Trading Price of the Petrobras ADRs and the Notes May Be Reduced if Petrobras Ceases to Be Subject to SEC Reporting Requirements

Petrobras is currently subject to the reporting requirements of the Securities and Exchange Commission and publicly files reports and other information on the SEC website. In the event that Petrobras ceases to be subject to these reporting requirements, pricing information for the notes may be more difficult to obtain and the value, trading price and liquidity of the Petrobras ADRs and the notes may be reduced.

The Trading Price of Petrobras ADRs and the Notes Will Be Affected by Conditions in the Brazilian Securities Markets

Although the market price of the Petrobras ADRs is not directly tied to the trading price of the underlying common shares of Petrobras in Brazil, the trading price of the Petrobras ADRs is expected generally to track the U.S. dollar value of the Brazilian real trading price of the underlying common shares of Petrobras on the São Paulo Stock Exchange. This means that the trading value of the Petrobras ADRs is expected to be affected by the U.S. dollar/Brazilian real exchange rate and by factors affecting the São Paulo Stock Exchange.

Investments in securities linked to the value of Brazilian equity securities involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to

U.S. companies. Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

The São Paulo Stock Exchange is relatively small and illiquid compared to stock exchanges in major financial centers and a small number of issuers represent a disproportionately large percentage of market capitalization and trading volume. A liquid trading market for the common shares of Petrobras may not continue or expand. A limited trading market may impair the ability of a holder of the Petrobras ADRs to sell the common shares of Petrobras obtained upon withdrawal of such shares of the American Depositary Receipts facility in the amount and at the price and time such holder desires, and could increase the volatility of the price of the Petrobras ADRs.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

•	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

•	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Contingent Coupon Mandatorily Callable Notes Linked to the American Depositary Receipts of Petróleo Brasileiro S.A. — Petrobras Due June 23, 2011 (the “Notes”) are callable equity-linked investments that offer a potential return linked to the American Depositary Receipts of Petróleo Brasileiro S.A. — Petrobras (the “Petrobras ADRs”). The notes have a maturity of approximately one year.

The return on the Notes is linked to the closing price of the Petrobras ADRs on September 24, 2010, December 27, 2010, March 24, 2011 (each, a “Quarterly Valuation Date”) and June 16, 2011 (the “Final Valuation Date”), provided that we may call the Notes on any Quarterly Valuation Date. If the closing price of the Petrobras ADRs on any Quarterly Valuation Date is greater than or equal to $            , the closing price of the Petrobras ADRs on the Pricing Date (the “Initial ADR Price”), we will call the Notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the Pricing Date) per Note on the fifth Business Day following the respective Quarterly Valuation Date (the “Quarterly Payment Date”). If the closing price of the Petrobras ADRs on any Quarterly Valuation Date is less than the Initial ADR Price and greater than or equal to $             (the “Downside Threshold Price”, which is equal to 70% of the Initial ADR Price), the Notes will remain outstanding and you will receive a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the Pricing Date) per Note on the Quarterly Payment Date. If the closing price of the Petrobras ADRs on any Quarterly Valuation Date is less than the Downside Threshold Price, the Notes will remain outstanding and you will receive no quarterly coupon payment.

If we do not call the Notes and the closing price of the Petrobras ADRs on the Final Valuation Date (the “Ending ADR Price”) is greater than or equal to the Downside Threshold Price, you will receive on the Maturity Date for each Note cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the Pricing Date), provided that you will not receive any other contingent quarterly coupon payment on the Maturity Date. Thus, even if the Ending ADR Price is greater than the Initial ADR Price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the Notes. If we do not call the Notes and the Ending ADR Price is less than the Downside Threshold Price, you will receive on the Maturity Date a fixed number of the Petrobras ADRs equal to the ADR Ratio (or if you exercise your cash election right, the cash value of those ADRs based on the Ending ADR Price). In this case, for each $10 Note you hold on the Maturity Date, you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the Ending ADR Price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more on the stated principal amount of the Notes (except in limited circumstances, where on the Maturity Date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the Final Valuation Date to the Maturity Date). You will not receive dividends or other distributions, if any, paid on the Petrobras ADRs.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate stated principal amount of the Notes issued will be $             (            Notes). The Notes will mature on June 23, 2011 (the “Maturity Date”), are mandatorily callable by us on any Quarterly Valuation Date and do not provide for earlier redemption by you. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the Maturity Date is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof. All payments on the Notes are subject to the credit risk of Citigroup Inc.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Contingent Quarterly Coupon

The quarterly coupon payable on the Notes is contingent upon the closing price of the Petrobras ADRs on each Quarterly Valuation Date and the Final Valuation Date, may be zero and will be fixed in the amount of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the Pricing Date) per Note, composed of approximately 8% interest and approximately 92% option premium (to be determined on the Pricing Date). In particular, you will receive the contingent quarterly coupon if the closing price of the Petrobras ADRs on any Quarterly Valuation Date and on the Final Valuation Date is greater than or equal to the Downside Threshold Price. The contingent quarterly coupon, if any, will be payable on each Quarterly Payment Date and on the Maturity Date to the persons in whose names the Notes are registered at the close of business on the Business Day preceding the Quarterly Payment Date or the Maturity Date. If a Quarterly Payment Date falls on a day that is not a Business Day, the contingent quarterly coupon payment to be made on that Quarterly Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Quarterly Payment Date, and no additional coupon will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Mandatory Call Feature

If the closing price of the Petrobras ADRs on any Quarterly Valuation Date is greater than or equal to the Initial ADR Price, we will call the Notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the Pricing Date) per Note on the respective Quarterly Payment Date. If the closing price of the Petrobras ADRs on any Quarterly Valuation Date is less than the Initial ADR Price and greater than or equal to the Downside Threshold Price, the Notes will remain outstanding and you will receive a contingent quarterly coupon payment of $0.275 to $0.375 (11.00% to 15.00% per annum) (to be determined on the Pricing Date) per Note on the respective Quarterly Payment Date. If the closing price of the Petrobras ADRs on any Quarterly Valuation Date is less than the Downside Threshold Price, the Notes will remain outstanding and you will receive no quarterly coupon payment.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment on the Maturity Date

If we do not call the Notes, you will receive on the Maturity Date for each Note either:

•

cash in an amount equal to the sum of $10 and a contingent quarterly coupon payment of $0.275 to $0.375 ( 11.00% to 15.00% per annum) (to be determined on the Pricing Date) per Note, if the Ending ADR Price is greater than or equal to the Downside Threshold Price, provided that you will not receive any other contingent quarterly coupon payment on the Maturity Date. Thus, even if the Ending ADRs Price is greater than the Initial ADR Price, you will not participate in any increase in the closing price of the Petrobras ADRs during the term of the Notes; or

•

a fixed number of the Petrobras ADRs equal to the ADR Ratio (or if you exercise your cash election right, the cash value of those ADRs based on the Ending ADR Price), if the Ending ADR Price is less than the Downside Threshold Price. In this case, for each $10 Note you hold on the Maturity Date you will receive a number of the Petrobras ADRs (or, at your election, the cash value of those ADRs based on the Ending ADR Price) worth less than $7.00 and which may be worth zero, resulting in a loss of 30% or more on the stated principal amount of the Notes (except in limited circumstances, where on the Maturity Date you receive Petrobras ADRs and the price of the Petrobras ADRs increases from the Final Valuation Date to the Maturity Date).

If applicable, you may elect to receive from Citigroup Funding the cash value of the Petrobras ADRs you would otherwise receive on the Maturity Date by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before the Maturity Date and no later than 5 business days before the Maturity Date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of the Petrobras ADRs equal to the ADR ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you the Petrobras ADRs based on the Ending ADR Price. If you do not wish to receive the Petrobras ADRs on the Maturity Date under any circumstances, you should provide notice of your cash election to your broker. If you elect to receive the cash value of the Petrobras ADRs equal to the ADR ratio you would otherwise be entitled to on the Maturity Date, the amount of cash you receive on the Maturity Date will be determined based on the Ending ADR Price and will be an amount less than $10 per notes. This amount will not change from the amount fixed on the final valuation date, even if the closing price of Petrobras ADRs changes from the final valuation date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of the Petrobras ADRs on the Maturity Date equal to the ADR ratio, the value of those ADRs on the Maturity Date will be different from the value of those ADRs on the final valuation date if the closing price of Petrobras ADRs changes from the final valuation date to the Maturity Date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Notes, and the stock delivery agent will then be obligated to purchase the Petrobras ADRs for you based on the Ending ADR Price. Citigroup Global Markets has agreed to act as stock delivery agent for the Notes.

In lieu of any fractional share that you would otherwise receive in respect of any Notes, on the Maturity Date you will receive an amount in cash equal to the value of such fractional share. The number of full Petrobras ADRs, and any cash in lieu of a fractional share, to be delivered on the Maturity Date, or any cash amount if elected, to each holder will be calculated based on the aggregate number of Notes held by each holder.

The “Initial ADR Price” will equal the closing price of the Petrobras ADRs on the Pricing Date.

The “Pricing Date” means the date on which the Notes are priced for initial sale to the public.

The “ADR Ratio” will equal $10 divided by the Initial ADR Price.

A “Market Disruption Event” means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Petrobras ADRs or the common shares of Petrobras (or any other security for which a closing price must be determined) on any exchange or market, or (2) any options contracts or futures contracts relating to the Petrobras ADRs or the common shares of Petrobras (or other relevant security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “closing price” of Petrobras ADRs (or any other security for which a closing price must be determined) on any date of determination will be (1) if the Petrobras ADRs or other security is listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Petrobras ADRs or other security is listed or admitted to trading, and (2) if the Petrobras ADRs or other security is not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Petrobras ADRs or other security is listed or admitted to trading on such exchange), any last reported sale price of the principal trading session on the over-the-counter market on that date as reported on the Pinksheets, Electronic OTC Markets or a similar organization; provided that if the closing price of Petrobras ADRs cannot be determined by the methods described in (1) or (2) above, then the closing price will be the closing sale price or, if no closing sale price is reported, the last reported sale price on that date of the common shares of Petrobras on the São Paulo Stock Exchange in Brazil, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine; provided, however that the closing price will be determined as described in this paragraph with regard to the number of common shares of Petrobras represented by each Petrobras ADR at the time the determination of the closing price is made, provided further that, if the closing price of any other security for which a closing price must be determined cannot be determined by the methods described in (1) or (2) above and if the security for which a closing price must be determined is traced on one or more non-U.S. securities exchanges or markets, then the closing price of such security will be the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the calculation agent may determine. The determination of the closing price by the calculation agent in the event of a Market Disruption Event may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the third Trading Day prior to the Maturity Date. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the closing price on any date of determination, unless deferred by the calculation agent as described in the preceding sentence, will be the arithmetic mean, as determined by the calculation agent, of the bid prices of the Petrobras ADRs or other security obtained from as many dealers in such Petrobras ADRs or other security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “Pinksheets, Electronic OTC Markets” will include any successor to such service. If the Petrobras ADRs program is terminated or the closing price is otherwise calculated by substituting the common shares of Petrobras for the Petrobras ADRs, the closing price of the common shares of Petrobras will be substituted for all purposes related to the Notes including the determination of whether the Notes are called and calculating the payment on the Maturity Date.

Amounts Payable Upon Mandatory Call or on the Maturity Date — Hypothetical Examples

The examples of hypothetical amounts payable at call or on the Maturity Date set forth below are intended to illustrate the effect of different closing prices of the Petrobras ADRs on the amount you will receive in respect of the Notes upon a mandatory call or on the Maturity Date. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per Note

•	Initial ADR Price: $35.00

•	Downside Threshold Price: $24.50 (70% of the Initial ADR Price)

•	Contingent Quarterly Coupon Payment: $0.325 per quarter (13% per annum)

•	ADR Ratio: 0.28571

•	Annualized dividend yield: 3.48%

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on the Maturity Date will depend on the Initial ADR Price; whether the closing price of Petrobras ADRs on any Quarterly Valuation Date is greater than or equal to the Initial ADR Price, causing the Notes to be called; and if the Notes are not called, whether the closing price of the Petrobras ADRs on any Quarterly Valuation Date is less than Downside Threshold Price causing you to receive zero quarterly coupon on the respective Quarterly Payment Date; and the whether the Ending ADR Price is below the Downside Threshold Price causing you to receive a fixed number of the Petrobras ADRs on the Maturity Date (or the cash value of those ADRs at your election based on the Ending ADR Price).

Additionally, if you elect to receive the cash value of the Petrobras ADRs equal to the ADR Ratio you would otherwise be entitled to on the Maturity Date, the amount of cash you receive on the Maturity Date will be based on the Ending ADR Price. This amount will not change even if the closing price of the Petrobras ADRs changes from the Final Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of the Petrobras ADRs on the Maturity Date equal to the ADR Ratio, the value of those ADRs on the Maturity Date will be different than the value of those ADRs on the Pricing Date if the closing price of Petrobras ADRs changes from the Final Valuation Date to the Maturity Date.

Example A

On the first Quarterly Valuation Date, the closing price of the Petrobras ADRs is greater than the Initial ADR Price. The Notes are consequently called for a payment of cash in an amount equal to the sum of $10.00 and contingent quarterly coupon payment of $0.325 per Note on the first Quarterly Payment Date. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 3.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 3.87%, and the return on the Notes is 3.25%.

Example B

On the first Quarterly Valuation Date, the closing price of the Petrobras ADRs is greater than the Downside Threshold Price but lower than the Initial ADR Price. The Notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per Note on the first Quarterly Payment Date. On the second Quarterly Valuation Date, the closing price of the Petrobras ADRs is greater than the Initial ADR Price. The Notes are consequently called for a payment of cash in an amount equal to the sum of $10.00 and contingent quarterly coupon payment of $0.325 per Note on the second Quarterly Payment Date. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 5.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 6.74%, and the return on the Notes (including contingent quarterly coupon payments) is 6.50%.

Example C

On each of the first two Quarterly Valuation Dates, the closing price of the Petrobras ADRs is greater than the Downside Threshold Price but lower than the Initial ADR Price. The Notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per Note on each respective Quarterly Payment Date. On the third Quarterly Valuation Date, the closing price of the Petrobras ADRs is greater than the Initial ADR Price. The Notes are consequently called for a payment of cash in an amount equal to the sum of $10.00 and a contingent quarterly coupon payment of $0.325 per Note on the third Quarterly Payment Date. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 10.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 12.61%, and the return on the Notes (including contingent quarterly coupon payments) is 9.75%.

Example D

On each of the Quarterly Valuation Dates, the closing price of the Petrobras ADRs is greater than the Downside Threshold Price but lower than the Initial ADR Price. The Notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per Note on each Quarterly Payment Date. On the Final Valuation Date, the closing price of the Petrobras ADRs is greater than the Initial ADR Price. Consequently, on the Maturity Date you will receive a cash payment equal to the sum of $10.00 and a contingent quarterly coupon payment of $0.325 per Note. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is 10.00%, the return on the Petrobras ADRs (including any cash dividend payments) is 13.48%, and the return on the Notes (including contingent quarterly coupon payments) is 13.00%.

Example E

On the first Quarterly Valuation Date, the closing price of the Petrobras ADRs is lower than the Downside Threshold Price. The Notes consequently remain outstanding but you receive no quarterly coupon payment. On each of the second and the third Quarterly Valuation Dates, the closing price of the Petrobras ADRs is greater than the Downside Threshold Price but lower than the Initial ADR Price. The Notes consequently remain outstanding and you receive a contingent quarterly coupon payment of $0.325 per Note on each respective Quarterly Payment Date. On the Final Valuation Date, the closing price of the Petrobras ADRs is greater than the Downside Threshold Price. Consequently, on the Maturity Date you will receive a cash payment equal to the sum of $10.00 and a contingent quarterly coupon payment of $0.325 per Note. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is -15.00%, the return on the Petrobras ADRs (including any cash dividend payments) is -11.52%, and the return on the Notes (including contingent quarterly coupon payments) is 9.75%.

Example F

On each Quarterly Valuation Date and on the Final Valuation Date, the closing price of the Petrobras ADRs is lower than the Downside Threshold Price. The Notes consequently remain outstanding until the Maturity Date and you receive no quarterly coupon payment. On the Maturity Date you will receive a number of the Petrobras ADRs equal to the ADR Ratio (or if you exercise your cash election right, the cash value of those ADRs based on the Ending ADR Price) per Note worth less than the stated principal amount of the Notes. In this case, the return on the Petrobras ADRs (excluding any cash dividend payments) is -40.00%, the return on the Petrobras ADRs (including any cash dividend payments) is -36.52%, and the return on the Notes (including contingent quarterly coupon payments) is -40.00%.

Dilution Adjustments

The ADR Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. All references below to common stock refer to the common shares of Petrobras represented by Petrobras ADRs.

If Petrobras, after the Pricing Date,

(1)	pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value),

(2)	subdivides or splits its outstanding common stock into a greater number of shares,

(3)	combines its outstanding common stock into a smaller number of shares, or

(4)	issues by reclassification of its common stock any shares of other common stock of Petrobras,

then, in each of these cases, the ADR Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of Petrobras, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no common stock is outstanding, the ADR Ratio will be determined by reference to the other shares of Petrobras issued in the reclassification. The Initial ADR Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If Petrobras, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the ADR Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offering price of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the ADR Ratio will be further adjusted to equal the ADR Ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered. The Initial ADR Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

If Petrobras, after the Pricing Date, declares or pays a dividend or makes a distribution to all holders of the common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding any dividends or distributions referred to in the above paragraph, or issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the ADR Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock. The Initial ADR Price and the Downside Threshold Price will also be adjusted in that case in the manner described below. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of Petrobras ADRs consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the calculation agent by reference to the closing price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its election, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the closing price of Petrobras ADRs on any Quarterly Valuation Date or the Final Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one ADRof Petrobras and, if the closing price of Petrobras ADRs on any Quarterly Valuation Date or the Final Valuation Date is less than or equal to the Downside Threshold Price, each holder of the Notes will have the right to receive on the Maturity Date cash in an amount per Notes equal to the ADR Ratio multiplied by such fair market value.

If Petrobras, after the Pricing Date, declares a record date in respect of a distribution of cash, other than any Permitted Dividends described below, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event referred to below, by dividend or otherwise, to all holders of its common stock, or makes an Excess Purchase Payment, then the ADR Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the record date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date. The Initial ADR Price and the Downside Threshold Price will also be adjusted in that case in the manner described below.

For the purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the common stock of Petrobras, other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of common stock of Petrobras have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by Petrobras with respect to one share of common stock acquired in a tender offer or exchange offer by Petrobras over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the sixth paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup

Funding may, at its election, elect to have the adjustment provided by the sixth paragraph in this section not be made and in lieu of this adjustment, the closing price of Petrobras ADRs on any Quarterly Valuation Date and the Final Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender offer or exchange offer applicable to one of Petrobras ADRs and, if the closing price of Petrobras ADRs on any Quarterly Valuation Date and the Final Valuation Date, is less than or equal to the Downside Threshold Price, each holder of the Notes will have the right to receive on the Maturity Date cash in an amount per Notes equal to the ADR Ratio multiplied by such sum.

If any adjustment is made to the ADR Ratio as set forth above, an adjustment will also be made to the Initial ADR Price and the Downside Threshold Price. The required adjustment will be made by dividing the Initial ADR Price and the Downside Threshold Price by the relevant dilution adjustment.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of common shares of Petrobras entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by Petrobras,

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction,

•

in the case of any Excess Purchase Payment for which Petrobras announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the ADR Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by Petrobras, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the ADR Ratio, the Initial ADR Price and the Downside Threshold Price will be further adjusted to the ADR Ratio, the Initial ADR Price and the Downside Threshold Price which would then have been in effect had adjustment for the event not been made. If a Reorganization Event described below occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the ADR Ratio will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average closing price per share of common stock for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Business Day next following a record date, immediately before the earlier of the date the adjustment is effected and the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the closing price by the calculation agent in the event of a Market Disruption Event, as described in the definition of closing price, may be deferred by the calculation agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Trading Day prior to the Maturity Date.

If, during any period of ten Trading Days used to calculate the Then-Current Market Price, there occurs any event requiring an adjustment to be effected as described herein, then the closing price for each Trading Day in such period of ten Trading Days occurring prior to the day on which such adjustment is effected will be adjusted by being divided by the relevant dilution adjustment.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the shares of common stock trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:

•

any consolidation or merger of Petrobras, or any surviving entity or subsequent surviving entity of Petrobras, with or into another entity, other than a merger or consolidation in which Petrobras is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of Petrobras or another issuer,

•	any sale, transfer, lease or conveyance to another corporation of the property of Petrobras or any successor in its entirety or substantially in its entirety,

•	any statutory exchange of securities of Petrobras or any successor of Petrobras with another issuer, other than in connection with a merger or acquisition, or

•	any liquidation, dissolution or winding up of Petrobras or any successor of Petrobras,

the closing price of Petrobras ADRs on any Quarterly Valuation Date and the Final Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the number of common shares of Petrobras represented by each Petrobras ADR times the sum of:

(1)	for any cash received in a Reorganization Event, the amount of cash received per share of common stock,

(2)	for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per share of common stock, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Funding, whose determination will be final, and

(3)	for any Marketable Securities received in a Reorganization Event, an amount equal to the closing price per share of common stock of these Marketable Securities on the applicable Trading Day multiplied by the number of these Marketable Securities received for each share of common stock.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and the Maturity Date of the Notes that would have required an adjustment as described above, had it occurred with respect to the common stock of Petrobras or Petrobras. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

If the common stock of Petrobras has been subject to a Reorganization Event and the closing price of Petrobras ADRs on any Quarterly Valuation Date and the Final Valuation Date, is less than or equal to the Downside Threshold Price, then each holder of the Notes will have the right to receive per $10 stated principal amount of Notes (i) cash in an amount equal to the ADR Ratio multiplied by (x) the sum of clauses (1) and (2) in the definition of “Transaction Value” above and (y) the number of common shares represented by each Petrobras

ADR and (ii) the number of Marketable Securities received for each common share of Petrobras in the Reorganization Event multiplied by (x) the number of common shares represented by each Petrobras ADR and (y) the ADR Ratio (or, if the holder elects, the cash value of the Marketable Securities).

The adjustments described herein assume that each Petrobras ADR will continue to represent, directly or indirectly, one common share of Petrobras. If the number of common shares of Petrobras represented by a Petrobras ADR, whether in conjunction with one of the foregoing adjustment events or otherwise, then all dilution adjustments relating to the ADR Ratio, the Initial ADR Price, and the Downward Trigger Price will reflect the new ratio of common shares to Petrobras ADRs. If any of the events described above occurs with respect to Petrobras ADRs and not with respect to or with proportional effect on the common shares of Petrobras, then the calculation agent will effect the applicable dilution adjustments based on the closing price and the outstanding number of Petrobras ADRs.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities, or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to the Maturity Date and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment on the Maturity Date, calculated as though the Maturity Date of the Notes were the date of early repayment. See “— Payment on the Maturity Date” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the Maturity Date of the Notes were the date of the commencement of the proceeding.

In case of default in payment on the Maturity Date of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17314V189.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF PETRÓLEO BRASILEIRO S.A. — PETROBRAS

General

According to publicly available documents, Petróleo Brasileiro S.A. — Petrobras (“Petrobras”) is an integrated oil and gas company and is one of the largest companies in Brazil and Latin America in terms of oil and gas production and reserves. Petrobras is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Petrobras files reports (including its Annual Report on Form 20-F for the fiscal year ended December 31, 2009) and other information with the SEC. Petrobras’s registration statements, reports and other information are available to the public from the SEC’s website at http:///www.sec.gov (File No. 001-15106), or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of Petrobras’ publicly available documents nor made any due diligence investigation or inquiry of Petrobras in connection with the offering of the Notes. We make no representation that the publicly available information about Petrobras is accurate or complete.

The Notes represent obligations of Citigroup Funding only. Petrobras is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

Historical Data on the Petrobras ADRs

The Petrobras ADRs are listed on the New York Stock Exchange under the symbol “PBR.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for Petrobras ADRs, as reported on the NYSE, as well as the net cash dividends and other cash distributions paid per Petrobras ADR.

According to Petrobras’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009, as of December 31, 2009, the number of common shares of Petrobras outstanding was 5,073,347,344.

Holders of the Notes will not be entitled to any rights with respect to Petrobras ADRs (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving Petrobras ADRs on the Maturity Date, if applicable.

	High	Low	Dividends and Other Cash Distributions
2005
First Quarter	$12.45	$9.35	$0.00000
Second Quarter	13.24	10.25	0.17133
Third Quarter	18.34	12.39	0.00000
Fourth Quarter	18.35	14.74	0.00000
2006
First Quarter	23.63	18.68	0.45653
Second Quarter	26.73	17.55	0.26460
Third Quarter	23.74	19.17	0.00000
Fourth Quarter	25.75	19.63	0.00000
2007
First Quarter	25.33	21.15	0.46860
Second Quarter	30.86	24.83	0.41262
Third Quarter(1)	38.46	26.78	0.00000
Fourth Quarter	58.81	37.37	0.00000
2008
First Quarter	62.51	46.28	0.27612
Second Quarter(2)	75.19	52.28	0.60308
Third Quarter	70.24	38.44	0.00000
Fourth Quarter	43.48	14.94	0.00000
2009
First Quarter	34.99	23.01	0.00000
Second Quarter	45.64	32.16	0.36048
Third Quarter	46.16	35.44	0.82847
Fourth Quarter	53.01	44.43	0.56587
2010
First Quarter	48.91	38.20	0.22954
Second Quarter (through June 11)	46.35	32.88	0.51192

(1)	There was a 4 for 2 reverse capital stock split of Petrobras common shares that became effective as of July 2, 2007. As a result of the stock split, the ratio of Petrobras common shares to Petrobras ADRs changed to 2 Petrobras common shares to 1 Petrobras ADR. These prices have been adjusted to reflect that split.

(2)	There was a 2 for 1 stock split of Petrobras common shares that became effective as of April 28, 2008. These prices have been adjusted to reflect that split.

The closing price of Petrobras ADRs on June 11, 2010 was $38.32.

The following graph sets forth the daily closing price of Petrobras ADRs, as reported on the NYSE, from January 3, 2005 to June 11, 2010. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of Petrobras ADRs are not indicative of future Petrobras ADRs closing prices. This graph does not reflect intra-day pricing.

Petrobras ADRs Closing Prices

January 3, 2005 to June 11, 2010

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the notes (a “U.S. Holder”), or to certain non-U.S. persons. All references to “holders” (including U.S. Holders) are to beneficial owners of the notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the notes and who will hold the notes and, if applicable, Petrobras ADRs as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not a U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary also does not address the tax consequences of owning Petrobras ADRs. Before acquiring a note, prospective investors should consult publicly available sources of information concerning the tax treatment of Petrobras ADRs.

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a note, Citigroup Funding and each holder agree to treat a note for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of a put option on Petrobras ADRs, under the terms of which option (a) at the time of issuance of the notes the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s purchase obligation described in clause (d) below, (b) until the maturity date, subject to the closing price of the Petrobras ADRs on the relevant quarterly valuation date being greater than or equal to the downside threshold price, Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the notes, (c) subject to the closing price of the Petrobras ADRs on the relevant quarterly valuation date being greater than or equal to the downside threshold price, Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the put option as part of any coupon payments, (d) if pursuant to the terms of the notes on the maturity date the holder is obligated to purchase Petrobras ADRs (or the cash equivalent), then such cash deposit less a portion thereof equal to the option premium payments previously received, unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s purchase obligation under the put option, and the holder will receive the number of Petrobras ADRs pursuant to the terms of the notes, and (e) if pursuant to the terms of the notes on the maturity date the holder is not obligated to purchase Petrobras ADRs, Citigroup Funding will return such cash deposit to the holder on the maturity date. Of the total coupon payable on the notes, it is expected that approximately 8% (to be determined at pricing) will be characterized as the interest component and approximately 92% (to be determined at pricing) will be characterized as the option premium component. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Funding in respect of the original issue of the notes will be treated as allocable in their entirety to the amount of the cash deposit attributable to such notes, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the notes could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Taxation of Interest Payments.    Under the characterization of the notes agreed to above, the interest payments will be included in the income of a cash-method U.S. Holder as interest at the time that such interest is received. The rules applicable to short-term debt obligations providing for contingent interest payments held by accrual-method U.S. Holders are unclear. Under the agreed-to characterization of the notes, an accrual-method U.S. Holder should expect to include interest in income as it accrues in accordance with such U.S. Holder’s method of accounting and should consult its own tax advisor regarding the treatment of the interest on the notes.

Taxation of Option Premium Payments.    Under the characterization of the notes agreed to above, the option premium payments will not be included in the income of a cash-method U.S. Holder until sale or other taxable disposition of the notes or at retirement of the notes for cash (including the mandatory redemption). Upon the sale or other taxable disposition of the notes, upon the mandatory redemption or on the maturity date, as the case may be, the option premium payments will be treated in the manner described below.

Taxation of Retirement of a Note for Cash and Mandatory Redemption of a Note.    Under the characterization of the notes agreed to above, if Citigroup Funding redeems the notes early or pays the notes in cash on the maturity date, then a U.S. Holder (i) will include the interest payment in income as interest in the manner described above, and (ii) will recognize short-term capital gain or loss (if any) equal to the difference between (x) the sum of the cash received on the retirement or the mandatory redemption (to the extent such amount is not attributable to the interest, which will be taxed as such) and the option premium, if any (but not including any interest payment), previously paid to the U.S. Holder, and (y) the U.S. Holder’s purchase price for the notes.

Taxation of Other Retirement of a Note.    Under the above characterization of the notes, if on the maturity date under the terms of the notes the U.S. Holder receives the appropriate number of Petrobras ADRs pursuant to the U.S. Holder’s purchase obligation under the put option, then such U.S. Holder (i) will recognize no gain or loss on the purchase of the Petrobras ADRs by application of the cash deposit, less the portion thereof equal to the entire amount of the option premium payments previously received, and (ii) will recognize no gain or loss on the entire amount of the option premium payments previously received. The U.S. Holder will have a tax basis in such Petrobras ADRs equal to the U.S. Holder’s original cost for the notes in exchange for which such U.S. Holder received such Petrobras ADRs less (x) an amount equal to the entire amount of the option premium payments previously received and less (y) the portion of the tax basis of the notes allocable to any fractional ADR, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional ADRs, in an amount equal to the difference between the cash received and the portion of the basis of the notes allocable to fractional ADRs (based on the relative number of fractional ADRs and full ADRs delivered to the U.S. Holder). A U.S. Holder’s holding period for the Petrobras ADRs received will begin on the day following the receipt of such Petrobras ADRs.

If, as a result of one or more dilution adjustments, on the maturity date the U.S. Holder receives cash, or any combination of cash and ADRs, pursuant to the U.S. Holder’s purchase obligation under the put option, although not free from doubt, the U.S. Holder should allocate its cash deposit (less the entire amount of the option premium payments) pro rata to the cash and ADRs received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Petrobras ADRs received would equal the pro rata portion of its deposit (less the entire amount of the option premium payments) allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Taxation of Sale or other Taxable Disposition of a Note prior to the Maturity Date.    Under the characterization of the notes agreed to above, upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) the sum of the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and the option premium, if any (but not including any interest payment), previously received by the U.S. Holder, and (y) the U.S. Holder’s purchase price for the notes.

Possible Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above. It is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding interest payments, or (ii) should be included in a U.S. Holder’s income even in a case where the notes are retired for Petrobras ADRs. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the notes that constitutes income.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the notes to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a note that is a non-resident alien individual or a foreign corporation (a “Non-U.S. Holder”) of the notes.

The interest payments received by a Non-U.S. Holder with respect to the notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of some prepaid instruments should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the notes.

Estate Tax

In the case of a holder of a note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a note should note that, absent an applicable treaty benefit, the notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

Backup Withholding and Information Reporting

A U.S. Holder of a note may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             stated principal amount of Notes (             Notes) for $9.8000 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to selected dealers, including its affiliate Morgan Stanley Smith Barney LLC, at the public offering price less a fixed selling concession of $0.2000 per Note. Citigroup Global Markets will pay this fixed selling concession to selected dealers and their financial advisors collectively. Certain other broker-dealers affiliated with Citigroup Global Markets, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a concession, and Financial Advisors employed by Citigroup Global Markets will receive a fixed sales commission, of $0.2000 per Note they sell. Citigroup Global Markets may allow, and these dealers may reallow, a selling concession of not more than $0.2000 per Note on sales to certain other dealers. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Note may be reduced for volume purchase discounts depending on the aggregate amount of the Notes purchased by a particular investor according to the following chart.

Aggregate Stated Principal Amount of the Notes for Any Single Investor	Price to Public per Note	Underwriting Fee per Note	Selling Concession per Note
< $10,000	$10.0000	$0.2000	$0.2000
$10,000 and < $3,000,000	$ 9.9625	$0.1625	$0.1625
3,000,000 and < $5,000,000	$ 9.9438	$0.1438	$0.1438
$5,000,000	$ 9.9250	$0.1250	$0.1250

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries, or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Contingent Coupon

Mandatorily Callable Notes

Linked to the American Depositary Receipts of Petróleo Brasileiro S.A.—Petrobras

Due June 23, 2011

$10.00 per Note

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

                         , 2010

(Including Prospectus Supplement

Dated February 18, 2009 and

Prospectus Dated February 18, 2009)